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                                                                    EXHIBIT 99.2

                             FOR IMMEDIATE RELEASE:

                        PATTERSON ENERGY, INC. ANNOUNCES

                       COMPLETION OF PUBLIC STOCK OFFERING

Snyder, Texas, September 13, 2000 --- PATTERSON ENERGY, INC. ("Patterson" or the "Company") (NASDAQ:PTEN) announced today the completion of its previously announced public offering of 3,000,000 shares of common stock at a net price of $33.00 per share. All of the shares were sold by the Company. The Company expects to close the offering on September 14, 2000. CIBC World Markets served as the lead underwriter for the offering with Morgan Keegan & Company, Inc. and Raymond James & Associates, Inc. serving as co-underwriters.

Patterson expects to use the net proceeds of this offering to reduce outstanding indebtedness under its existing credit facility, refurbish recently acquired rigs and for other general corporate purposes, including possible future rig and other acquisitions and related refurbishment expenditures.

Patterson Energy, Inc., a Snyder, Texas based energy company, is one of the leading providers of domestic, land-based drilling services to major independent oil and natural gas companies. Patterson currently owns 131 drilling rigs (120 of which are currently operable) with operations primarily in Texas, New Mexico, Oklahoma, Utah and Louisiana.

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offering of these securities will only be made by the prospectus and the related prospectus supplement. Copies of the prospectus and the related prospectus supplement may be obtained from CIBC World Markets, One World Financial Center, New York, New York 10281.


For further information, contact:
Patterson Energy, Inc.
Cloyce A. Talbott, Chairman and Chief Executive Officer
Jonathan D. (Jody) Nelson, Vice President - Finance, Chief Financial Officer
(915) 573-1104
investrelations@patenergy.com